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Exhibit 5.1

January 19, 2021

LMF Acquisition Opportunities, Inc.

1200 W. Platt St.

Suite 100

Tampa, FL 33606

Ladies and Gentlemen:

We have acted as counsel to LMF Acquisition Opportunities, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-251962) (as amended, the “Registration Statement”) initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on January 8, 2021, relating to the offer and sale of up to 8,625,000 units of the Company, including the underwriters’ over-allotment option (the “Units”), with each Unit consisting of one share (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”) and one redeemable warrant of the Company (the “Warrants”), each Warrant entitling the holder thereof to purchase one share of Common Stock (the “Warrant Shares”).  The Units, the Shares, the Warrants, and the Warrant Shares are collectively referred to as the “Securities” herein.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

(a)     the Registration Statement;

(b)    the Underwriting Agreement;

(c)     the certificate of incorporation of the Company as in effect on the date hereof and as amended to date;

(d) the bylaws of the Company, as in effect on the date hereof and as amended to date;

(d)    corporate proceedings of the Company relating to its proposed issuance of the Securities; and

(e)     such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

LM Funding America, Inc.

January 19, 2021

We have made such examinations of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. In addition, we have assumed that the Board of Directors of the Company or a committee thereof has taken action to set the sale price of the Units and the exercise price of the Warrants.

With regard to our opinion regarding the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of Warrant Shares, future issuances of securities of the Company, including the Warrant Shares, or anti-dilution adjustments to outstanding securities of the Company, including the Warrants, cause the Warrants to be exercisable for more Shares than the number that then remain authorized but unissued.  Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Shares.

Our opinions expressed herein are subject to the following qualifications and exceptions:  (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.   We express no opinion as to the enforceability of any indemnification or contribution provision, choice of law provision or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and, with respect to the Units and the Warrants constituting valid, legally binding, and enforceable obligations of the Company, the laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdictions. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.   Our opinion is based on these laws as in effect on the date hereof.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of

LM Funding America, Inc.

January 19, 2021

the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement and the completion of the offering as contemplated by the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Securities specified in the resolutions of the Company’s Board of Directors or a committee thereof:

1. The Units will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

2. The Shares will be validly issued, fully paid and non-assessable.

3. The Warrants will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

4. The Warrant Shares, when issued and delivered against payment therefor upon exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP